This announcement is neither an offer to buy nor a solicitation of an offer to sell these securities. The offer is made solely by the Offer to Purchase dated November 10, 1999, and the related Letter of Transmittal. Capitalized terms not defined in this announcement have the respective meanings ascribed to such terms in the Offer to Purchase. The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the Tender of Shares would not be in compliance with the laws of such jurisdiction. In any jurisdiction whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by Allen & Company Incorporated, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                 NOTICE OF OFFER
                                       BY
                           THE WASHINGTON POST COMPANY
                    TO PURCHASE FOR CASH UP TO 500,000 SHARES
                           OF ITS CLASS B COMMON STOCK
                                       AT
                               $575 PER SHARE NET

    The Washington Post Company, a Delaware corporation (the "Company"), is offering to purchase up to 500,000 shares of its Class B Common Stock, par value $1.00 per share (the "Shares"), at $575 per Share net to the seller in cash, upon the terms and conditions set forth in the Offer to Purchase dated November 10, 1999, and the related Letter of Transmittal (which together constitute the "Offer"). The Company reserves the right, in its sole discretion but subject to any applicable legal requirements, to purchase more than 500,000 Shares pursuant to the Offer.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.


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        THE OFFER , PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5
     P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 10, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN INFORMED THAT ITS CONTROLLING SHAREHOLDERS DO NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. THE COMPANY HAS BEEN INFORMED THAT CERTAIN OFFICERS AND CERTAIN TRUSTS OF WHICH CERTAIN DIRECTORS ARE TRUSTEES MAY ELECT TO TENDER SHARES PURSUANT TO THE OFFER.

    If 500,000 or fewer Shares (or such greater number of Shares as the Company may elect to purchase) are tendered prior to 5 p.m., New York City time, on Friday, December 10, 1999, or the latest time and date to which the Offer may be extended (the "Expiration Date"), the Company will purchase all Shares so tendered. If, prior to the Expiration Date, more than 500,000 Shares are tendered and not withdrawn, the Company may elect, but shall not be obligated, to purchase additional Shares. In the event that fewer than all the Shares validly tendered and not withdrawn prior to the Expiration Date are to be purchased, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares in the following order: (a) the Shares validly tendered by any shareholder who owned beneficially, as of the close of business on November 8, 1999, and as of the Expiration Date, an aggregate of fewer than 100 Shares (excluding any Shares attributable to an individual's account, if any, in the Company's 401(k) Savings Plans), and who tenders all Shares owned beneficially by such Odd Lot holder (partial tenders will not qualify for this preference) and complies with the requirements set forth in Section 2 of the Offer to Purchase, and (b) then, after purchase of all the foregoing Shares, all Shares tendered and not withdrawn on or prior to the Expiration Date, on a pro rata basis as necessary, up to the maximum number of Shares to be purchased pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares which are tendered and not withdrawn when, as and if the Company gives oral or written notice to the First Chicago Trust Company of New York (the "Depositary") of the Company's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares tendered and purchased will be made only after receipt by the Depositary of certificates therefor or confirmation of book-entry delivery of Shares through the Book-Entry Transfer Facility as described in the Offer, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

    Shares tendered pursuant to the Offer are irrevocable, except that Shares tendered may be withdrawn prior to 5 p.m., New York City time, on Friday, December 10, 1999. Unless theretofore accepted for payment by the Company, Shares tendered may also be withdrawn after 12:00 midnight, New York City time, on Monday, January 10, 2000. To be effective, a written or facsimile notice of withdrawal must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase on a timely basis. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn and, if different from the name of the person who tendered the Shares, the name of the registered owner of such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares.

    The Company expressly reserves the right, at any time and from time to time, in its sole discretion, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Subject to certain conditions set forth in the Offer to Purchase, the Company also expressly reserves the right to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment.

    The Board of Directors believes that the Company's financial position, outlook and current market conditions make this an attractive time for the Company to repurchase a portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents an acceleration of the Company's existing share repurchase program. The Offer will, at the same time, afford an opportunity to those shareholders who wish to dispose of Shares to do so at a price in excess of current market prices at the date the Offer was announced without the usual transaction costs associated with market sales. Insofar as the Company succeeds in purchasing odd lots consisting of fewer than 100 Shares, the costs to the Company for services to shareholders will be reduced.

    The purchase of Shares by the Company pursuant to the Offer will be made only in accordance with, and will be subject to, the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal. THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE TENDERS ARE MADE. The information required to be disclosed by Rule l3e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    Copies of the Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and are being furnished to participants in security position listings. Copies of the Offer may be obtained at the expense of the Company from the Information Agent at the address set forth below. Questions and requests for assistance may be directed to the Information Agent as set forth below.

                             The Information Agent:
                     CORPORATE INVESTOR COMMUNICATIONS, INC.
                                111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
    (201) 896-1900 for inquiries from brokers, dealers, commercial banks, trust companies
                         (877) 842-2408 for all other inquiries

                      The Dealer Manager for the Offer is:

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